Exhibit 10(iii)A(61)

September 6, 2017

Laurent J. Vernerey
17 Laurel Hollow Road
Boxford, MA 01921

Dear Laurent:

I am pleased to confirm our offer to you of the position of Executive Vice President, Acuity Brands, Inc. (“Acuity,” “Acuity Brands,” or “Company”) and President, Acuity Technology Group (“ATG”). This letter confirms the details of our offer, which are subject to formal approval by the Board of Directors of Acuity Brands.

EFFECTIVE DATE

You will assume the duties of your new position effective as of November 1, 2017 (the “Effective Date”).

DUTIES

You will be employed on a full-time basis as the Executive Vice President for Acuity Brands and President, Acuity Technology Group and will report to the Chairman, President, and Chief Executive Officer. Acuity Business Systems (“ABS”) is core to our culture, and we are excited to have you onboard to fully embrace, understand, and drive ABS!

Your primary place of business from Mondays through Thursdays will be the ATG headquarters, to be established in the future with your input, or an Acuity office to be mutually determined. Acuity will reimburse you for travel expenses between the ATG headquarters and your office or your home in either Boston or Florida. You will be responsible for any living expenses incurred while working from the ATG headquarters. We will finalize the specifics of the reimbursement arrangement at a later date to the mutual satisfaction of the Company and yourself.

COMPENSATION

Base Salary

Your starting base salary will be $39,583 per month, paid on a monthly basis in arrears and based on an annual salary of $475,000. Your salary will be reviewed annually beginning October 2018.

Annual Cash Incentive Plan

You will participate in the Acuity Brands, Inc. Management Cash Incentive Plan. Your base salary multiplied by 125% (your personal incentive target percentage) will be used as the starting point for any annual cash bonus that may be paid beginning in fiscal year 2019, adjusted for the performance of Acuity Brands for the fiscal year ended August 31, 2018 and your individual performance. Your fiscal year 2018 cash bonus will be calculated based on the full fiscal year ending August 31, 2018. Consistent with the Company’s “pay for performance” culture, Acuity Brands’ annual cash bonus program allows for significant upside potential because of the adjustments for the performance of the Company and your individual performance. As an example, the Company’s performance multiplier under the annual cash bonus program averaged 204% for the seven-year period through fiscal 2016. Additionally, the maximum multiplier for individual performance has historically been set at 150% for exceptional performance.

Exhibit 10(iii)A(61)

Annual Equity Incentive Plan

You will participate in the Acuity Brands, Inc. Annual Equity Incentive Plan (the “Plan”). Under the terms of the Plan you will have the opportunity for awards (a combination of restricted equity shares and stock options determined by the Company’s Board of Directors) calculated as a percentage of your base salary, as well as by the performance of Acuity Brands, and by your contribution to that performance. Your base salary multiplied by 175% will be used as the starting point for any annual award that may be granted beginning in fiscal year 2019, adjusted for the performance of Acuity Brands for the fiscal year ended August 31, 2018 and your individual performance for the portion of the year you are employed. Consistent with the Company’s “pay for performance” culture, Acuity Brands’ equity incentive program allows for additional upside potential because of the adjustments for the performance of the Company and your individual performance. As an example, the Company’s performance multiplier under the equity incentive program averaged 134% for the seven-year period through fiscal 2016.

Sign-On Bonus (Stock Award)

You will receive a one-time stock award of time-vesting restricted shares valued at $400,000, which will vest in a single installment beginning one year from the Effective Date.

Initial Stock Grant

You will receive a one-time grant of time-vesting restricted shares valued at $1,600,000. These restricted shares will vest in four equal annual installments beginning one year from the Effective Date.

You will be subject to the share ownership guidelines and share retention requirements applicable to other executive vice presidents of Acuity Brands. Unvested restricted shares at the time when you leave your employment with Acuity would be forfeited upon your termination date, except for the one-time stock award valued at $400,000 which would be forfeited only upon a termination by Acuity Brands for Cause. The term Cause used in this paragraph will be defined in the award agreement.

Retirement Plans

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a Company match of 60% of deferrals up to 6% of salary, subject to applicable federal limitations.

You will be eligible to participate in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “SERP”). Your benefits under the SERP will be determined pursuant to the standard provisions of the SERP in accordance with the effective date of your eligibility.

Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan. Under the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the Company contribution or match under the SDSP.)

Life Insurance and Other Employee Benefits

You have stated that you do not require medical benefits, therefore, we will not offer you medical benefits. However, you will be eligible to participate in certain non-medical benefit programs generally made available to employees of Acuity Brands, which include:

•	Life Insurance

•	Short-Term Disability

•	Long-Term Disability

•	Flex Benefit Program

Exhibit 10(iii)A(61)

Matching Gift Program

In lieu of medical benefits, Acuity will match dollar for dollar your eligible charitable cash contributions up to a maximum of $5,000 per fiscal year.

Vacation

You will be entitled to six (6) weeks vacation per fiscal year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Brands, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Severance Protection Agreement that will cover you), you will be covered by a Severance Agreement similar to those provided to other executive vice presidents of the Corporation, which provides you a severance benefit (equal to current base salary plus 125% of base salary, calculated on a pro rata basis) in the event your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability, or termination by Acuity Brands for Cause. The terms Cause and Disability used in this paragraph will be defined in the Severance Agreement.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are generally applicable to other executive vice president of Acuity Brands. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payment described above.

Other

The base salary, annual cash incentive, annual equity incentive, nonqualified retirement benefits, and any severance payment will be structured to provide the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986.

We look forward to your joining Acuity Brands and to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Acuity Brands; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

Sincerely,

/S/Vernon J. Nagel

Vernon J. Nagel
Chairman, President, and
Chief Executive Officer

ACCEPTED AND AGREED TO THIS
14th DAY OF SEPTEMBER, 2017.

/s/Laurent J. Vernerey
Laurent J. Vernerey